UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 31, 2006

HM PUBLISHING CORP.

HOUGHTON MIFFLIN COMPANY

(Exact names of registrants as specified in their charters)

Delaware	333-110720	13-4265843
Massachusetts	333-105746	04-1456030
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

222 Berkeley Street

Boston, Massachusetts 02116

(Address, of principal executive offices, including zip code)

(617) 351-5000

(Registrants’ Telephone number including area code)

N/A

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 31, 2006, Houghton Mifflin Company (the “Company”) agreed to purchase certain assets of Achievement Technologies, Inc. (“ATI”) for approximately $18.5 million in cash pursuant to an Asset Purchase Agreement (the “Asset Purchase Agreement”) by and among the Company, ATI, Tibbar, LLC, Tibbar FF, LLC, Monitor Clipper Equity Partners, L.P., Monitor Clipper Equity Partners (Foreign), L.P., and Michael Perik (the “Acquisition”). The Asset Purchase Agreement also provides for certain commissions, earn-out payments of up to $4 million and other payments by the Company to ATI as well as certain payments by ATI to the Company.

On May 31, 2006, the Company also entered into an Option Agreement by and among the Company, ATI., Tibbar, LLC, Tibbar FF, LLC, Monitor Clipper Equity Partners, L.P., Monitor Clipper Equity Partners (Foreign), L.P., and Michael Perik pursuant to which the Company has the right to exercise an option to purchase certain retained assets of ATI.

Michael Perik is a director of the Company and a shareholder and President and Chief Executive Officer of Achievement Technologies, Inc. Tibbar, LLC and Tibbar FF, LLC are affiliates of Thomas H. Lee Partners, L.P. and its affiliates, which are shareholders of Houghton Mifflin Holding Company, Inc. Houghton Mifflin Company issued a press release announcing the closing of the Acquisition, a copy of which is attached as Exhibit 99.1 to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits – The following exhibits are furnished as part of this Report.

Exhibit Number	Description
99.1	Press Release of Houghton Mifflin Company dated May 31, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

HM PUBLISHING CORP. HOUGHTON MIFFLIN COMPANY

By:	/s/ Stephen C. Richards
Name:	Stephen C. Richards
Title:	Chief Financial Officer

Dated: May 31, 2006

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release of Houghton Mifflin Company dated May 31, 2006.